Exhibit 2.1

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

June 24, 2010

By and Among
Aspen Exploration Corporation, Aspen Newco, Inc., and Dillco Fluid Service, Inc.

Table of Contents

Article 1– The Merger			1
1.1		The Merger	1
1.2		Closing	2
1.3		Effective Time	2
1.4		Effects of the Merger	2
1.5		Articles of Incorporation; By-laws	2
1.6		Directors and Officers	3

Article 2– Effect of the Merger on Capital Stock			3
2.1		Effect of the Merge ron Capital Stock	3
	(a)	Cancellationo f Certain Dillco Common Stock	3
	(b)	Conversion of Dillco Shares	3
	(c)	Exchange of Dillco Shares	3
	(d)	Conversion of Merger Sub Capital Stock	4
2.2		Payment	4
2.3		No Appraisal Rights	4
2.4		Tax Obligations	4
2.5		No Dillco Options	4

Article 3– Representations and Warranties			4
3.1		Dillco Representations and Warranties	4
3.2		Aspen Representations and Warranties	4
3.3		Access to Information	5
3.4		Approvals	5
3.5		No Registration Statement	5
3.6		Stockholders’ Meetings	5
3.7		Interim Covenants	5
3.8		No Solicitation	5
3.9		Aspen Board	6
3.10		Exchange Act Compliance; Future Stock Exchange Listing	6
3.11		Takeover Statutes	7
3.12		Further Assurances	7
3.13		Plan of Reorganization	7
3.14		Indemnification	8

Article 4– Conditions			8
4.1		Conditions	8

Article 5– Termination			8
5.1		Termination	8

Article 6– General		9
6.1	Definitions	9
6.2	Binding Agreement	11
6.3	Time	11
6.4	Governing Law	11
6.5	Waiverof Jury Trial	11
6.6	Confidentiality	11
6.7	Interpretation; Construction	11
6.8	Notice	12
6.9	Entire Agreement	13
6.10	Severability	13
6.11	Assignment	13
6.12	Remedies	13
6.13	Specific Performance	13
6.14	Parties in Interest	14
6.15	Counterparts	14

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of June 24, 2010 by and among Aspen Exploration Corporation, a Delaware corporation (“Aspen”), Aspen Newco, Inc., a Kansas corporation to be formed which, upon formation, will be a wholly-owned subsidiary of Aspen (“Merger Sub”), and Dillco Fluid Service, Inc., a Kansas corporation (“Dillco”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 6.1 hereof.

A.           Aspen and Dillco have negotiated terms by which Aspen would acquire all of the issued shares of Dillco by way of a merger of Merger Sub with and into Dillco;

B.           The Board of Directors of Dillco (“Dillco Board”) has unanimously (a) determined that it is in the best interests of Dillco and its stockholders, and declared it advisable, to enter into this Agreement with Aspen and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement by the stockholders of Dillco;

C.           The Board of Directors of Aspen (the “Aspen Board”) has (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Aspen and fair to, and in the best interests of, Aspen and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) resolved, subject to the terms and conditions set forth in this Agreement, to approve the issuance of shares of common stock, par value $0.005 per share, of Aspen (“Aspen Common Stock”) to the stockholders of Dillco pursuant to the terms of this Agreement (the “Share Issuance”);

        D.           Merger Sub is not yet formed, and until it is formed, Aspen will act for Merger Sub, but it is expected that Merger Sub will, upon formation, accept and ratify all of Aspen’s actions on its behalf, and the other parties hereto will accept such actions as the actions of Merger Sub, and Merger Sub shall be deemed a party to this Agreement.

E.           For federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

F.           The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.   On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Kansas Business Corporation Act (“KBCA,” found at Kansas Statutes §17-6001 et seq.), at the Effective Time, (a) Merger Sub will merge with and into Dillco (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and Dillco will continue its corporate existence under the KBCA as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Closing.   Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Mountain time, as soon as practicable (and, in any event, within three (3) business days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Schedule C hereto (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Burns Figa & Will, PC, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

1.3           Effective Time.   Subject to the provisions of this Agreement, at the Closing, Dillco, Aspen and Merger Sub will cause a certificate of merger prepared in accordance with §17-6701(b)(5) of the KBCA (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Kansas in accordance with the relevant provisions of the KBCA.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Kansas or at such later date or time as may be agreed by Dillco and Aspen in writing and specified in the Certificate of Merger in accordance with the §17-6003(d) of the KBCA (the effective time of the Merger being referred to herein as the “Effective Time”).

1.4           Effects of the Merger.   The Merger shall have the effects set forth herein and in the applicable provisions of the KBCA.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Dillco and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Dillco and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5           Articles of Incorporation; By-laws.   At the Effective Time, (a) the articles of incorporation of Dillco as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Dillco as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

1.6           Directors and Officers.   The directors of Dillco immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.  The officers of Dillco immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE 2
EFFECT OF THE MERGER ON CAPITAL STOCK

2.1           Effect of the Merger on Capital Stock.   At the Effective Time, as a result of the Merger and without any action on the part of Aspen, Merger Sub or Dillco or the holder of any capital stock of Aspen, Merger Sub or Dillco:

(a)
Cancellation of Certain Dillco Common Stock.   Each share of Dillco Common Stock (each, a “DillcoShare” and collectively, the “Dillco Shares”) that is owned by Aspen, Merger Sub or Dillco (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)
Conversion of Dillco Shares.   Each Dillco Share issued and outstanding immediately prior to the Effective Time (other than Dillco Shares to be cancelled and retired in accordance with Section 2.1(a)), will have the right to receive the number of shares of Aspen Common Stock (the “Merger Consideration”) equal to the Exchange Ratio.  The Exchange Ratio shall be equal to 14,519,244 divided by the number of Dillco Shares issued and outstanding immediately prior to the Merger.

(c)
Exchange of Dillco Shares.   All Dillco Shares other than Dillco Shares to be cancelled and retired in accordance with Section 2.1(a) will be acquired by, and thereafter all such Dillco Shares will be owned by, Aspen.  Each holder of a certificate formerly representing any such Dillco Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2 hereof.

(d)	Conversion of Merger Sub Capital Stock. Merger Sub will merge with and into Dillco, and shares of common stock of Merger Sub will be cancelled and retired and will cease to exist.

2.2           Payment.

(a)
At or immediately after the Effective Time, Aspen shall deliver certificates to (or at the direction of) the former shareholders of Dillco representing the Merger Consideration.  The certificates will bear an appropriate restrictive legend under Rule 144..

(b)
No fractional shares of Aspen Common Stock shall be issued.  If the aggregate number of shares of Aspen Common Stock that a holder of Dillco Shares is entitled to receive pursuant to Section 2.1 is a fractional share, the number of shares of Aspen Common Stock such holder is entitled to receive will be rounded up to the next whole number.

(c)
The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Aspen Common Stock or Dillco Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Aspen Common Stock or Dillco Shares occurring on or after the date hereof and prior to the Effective Time.

2.3           No Appraisal Rights.  The holders of Dillco Shares shall waive any appraisal or dissenters’ rights to which they may be entitled under the KBCA.

2.4           Tax Obligations.   Each holder of Dillco Shares will be responsible for his or her tax obligations resulting from receipt of the Merger Consideration or completion of the Merger.

2.5           No Dillco Options.  At the Effective Time, there will be no options, warrants, or other rights to acquire shares of Dillco Shares (collectively, “Dillco Options”) outstanding.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES; COVENANTS

3.1           Dillco Representations and Warranties.   Except as set forth in the correspondingly numbered section of the disclosure letter delivered to Aspen by Dillco on the date of this Agreement (the “Dillco Disclosure Letter”), Dillco represents and warrants to Aspen as set out in Schedule “A”.

3.2           Aspen Representations and Warranties.   Except as set forth in the correspondingly numbered section of the disclosure letter delivered to Dillco by Aspen on the date of this Agreement (the “Aspen Disclosure Letter”), Aspen represents and warrants to Dillco as set out in Schedule “B”.

3.3           Access to Information.   Each of Dillco and Aspen hereby agree to continue allowing the other party and its agents and advisors, until the closing of the Merger, all reasonable access to their (and their subsidiaries’) respective files, books, records, properties, assets, operations, personnel and offices and will provide the other party with any and all information reasonably requested relating to taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition, results of operations, business and prospects (including forecasts and projections) and will cause its accountants, agents and other advisers to cooperate with the other party and its agents in making all such information available.

3.4           Approvals.   Dillco and Aspen covenant and agree to use all reasonable commercial efforts to obtain as soon as practicable all required regulatory, board, and stockholder approvals.

3.5           No Registration Statement.   Aspen does not intend to file a registration statement to register the issuance or resale of the Aspen Common Stock to be delivered to the holders of Dillco Shares as the Merger Consideration.  The holders of Dillco Shares must accept the Aspen Common Stock for investment purposes only, without a view toward further distribution thereof, and may only be transferred pursuant to an exemption from the registration thereof under applicable federal and state securities laws, including (without limitation) the provisions of SEC Rule 144(i).  As a condition of the Closing, the holders of Dillco Shares will execute a subscription agreement in the Form of Schedule E and provide other information to Aspen that Aspen determines to be reasonably necessary to establish an exemption from such registration requirements.

3.6           Stockholders’ Meetings.

(a)	Dillco shall call and hold the Dillco Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement.

(b)	Aspen shall not be required to call or hold any Aspen Stockholders’ Meeting.

3.7           Interim Covenants.   Each of Dillco and Aspen agrees that from the date hereof until the earlier of the completion of the Merger or termination of this Agreement, it will comply with each of the covenants set forth in Schedule “D”.

3.8           No Solicitation.   Until this Agreement is terminated in accordance with its terms, each of Dillco and Aspen will shut down any existing data rooms established to solicit offers for Dillco or Aspen, as the case may be, and will not solicit offers or any other expression of interest intended to result in a merger or acquisition of their assets.  If either Aspen or Dillco receives any expression of interest from a third party for a merger or acquisition of assets or other significant business combination, Aspen or Dillco, as applicable, will advise the other party and work with the other party to determine an appropriate response.  Neither party shall release any third party from or waive any provision of any confidentiality or standstill agreement to which it is a party.

3.9           Aspen Board.   Aspen shall take all such action as may be necessary: (i) to obtain the resignation of all of Aspen’s directors except R.V. Bailey, which resignations will be effective as of the Effective Time; (ii) to, subject to any applicable regulatory requirements, appoint only Michael Herman and a third director designated by Dillco and reasonably acceptable to Aspen (the “Dillco Designated Directors”) to the Aspen Board of Directors immediately after the Effective Time; and (iii) to institute such internal controls over financial reporting, disclosure controls, board committees, and other corporate governance measures as the parties may determine to be appropriate or necessary to comply with the requirements of the Exchange Act and appropriate stock exchange regulations.  In connection with such next annual election of directors of Aspen, Aspen shall take all such action as may be necessary to include the Dillco Designated Directors as nominees for the Aspen Board recommended by the Aspen Board for election by Aspen’s stockholders.

3.10           Exchange Act Compliance; Future Stock Exchange Listing.

(a)
Prior to the Effective Time, Aspen shall provide the notification of an anticipated change in the Board of Directors of Aspen without a stockholder vote, such notice meeting the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(b)
Within four business days after the execution of this Agreement, Aspen shall file a Form 8-K with the Securities and Exchange Commission reporting the execution of this Agreement, which Form 8-K will meet the requirements of the applicable items of Form 8-K as required by Form 8-K and other rules and regulations of the Securities and Exchange Commission;

(c)
Not later than the fourth business day following the Effective Time, Aspen shall file a Form 8-K with the Securities and Exchange Commission reporting the completion of the Merger, which Form 8-K will meet the requirements of the applicable items of Form 8-K (which Form 8-K will be approved by the parties at or before the Effective Time) as required by Form 8-K and other rules and regulations of the Securities and Exchange Commission;

(d)
Within 18 months following the Effective Time, it is the parties’ goal to apply for listing of the Aspen Common Stock on one of the following stock exchanges registered under Section 17 of the Securities Exchange Act: New York Stock Exchange, the NYSE Amex Stock Exchange, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, or other stock exchange.

(e)
In anticipation of the listing contemplated in Section 3.10(d), Aspen expects to retain an experienced investor relations consultant and engage in an investor relations program reasonably designed to encourage interest in the market for the Aspen Common Stock, based on accurate disclosure and Aspen’s performance.

(f)
Any Dillco affiliate shall file with the SEC any report, filing or schedule that may be required by the rules promulgated by the Securities and Exchange Commission, including under Section 16(a) or Section 13(d) of the Securities Exchange Act caused by such person’s receipt of the Merger Consideration within the requisite time frame.

3.11           Takeover Statutes.   If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to Dillco, Aspen, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then Dillco, Aspen, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be completed as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

3.12           Further Assurances.   At and after the Effective Time, the officers and directors of Dillco as the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Dillco or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Dillco or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Dillco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable Laws with respect to the Merger and the other transactions contemplated hereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to complete and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Dillco or Aspen or their subsidiaries as are necessary for the completion of the Merger and the other transactions contemplated hereby.

3.13           Plan of Reorganization.   This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.  Following the Effective Time, neither the Surviving Corporation, Aspen nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

3.14           Indemnification.   Aspen agrees that all rights to indemnification existing as of the date of this Agreement for acts or omissions occurring on or prior to the Effective Time in favor of the directors or officers of Dillco as provided in its articles of incorporation and by-laws or in written contracts in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect until the earlier of the expiration of the applicable statute of limitations with respect to any claims against directors or officers of Dillco arising out of such acts or omissions and the sixth anniversary of the Effective Date.

ARTICLE 4
CONDITIONS

4.1           Conditions.   Completion of the Merger is subject to the fulfilment, or waiver by the party entitled to the benefit of the condition, of the conditions precedent set out in Schedule “C” hereto.  The parties hereto will use all reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Schedule “C”, and will use all commercially reasonable efforts to complete the Merger as promptly as possible.

ARTICLE 5
TERMINATION

5.1           Termination.   This Agreement may be terminated:

(a)	by the mutual consent of Dillco and Aspen (without the need for any action on the part of their respective stockholders);

(b)
by Dillco upon written notice to Aspen if the Aspen Board shall have failed to recommend or has withdrawn or modified or changed in a manner adverse to Dillco its approval or recommendation of the Share Issuance;

(c)
by Aspen upon written notice to Dillco if: (i) the Dillco Board shall have failed to recommend or has withdrawn or modified or changed in a manner adverse to Aspen its approval or recommendation of the Merger, or (ii) the Merger is not approved by Dillco stockholders by July 31, 2010;

(d)
by Dillco if Aspen stockholder approval is required by the Aspen Board of Directors and the Aspen stockholders shall not have approved the Share Issuance by the requisite vote not later than July 31, 2010;

(e)	upon notice by one party to the other:

(i)
if the Merger has not been completed by August 31, 2010, except that the right to terminate this Agreement under this Section 5.1(g)(i) shall not be available to any party whose failure to fulfill any of its obligations has been a significant cause of, or resulted in, the failure of the Merger to be completed by August 31, 2010; or

(ii)
if there shall be passed any Law or regulation that makes completion of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining Dillco or Aspen from completing the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal;

(f)	upon notice by Dillco to Aspen if any condition for the benefit of Dillco set forth in Schedule C hereto (including mutual conditions) has not been satisfied or waived by Dillco by August 31, 2010; or

(g)	upon notice by Aspen to Dillco if any condition for the benefit of Aspen set forth in Schedule C hereto (including mutual conditions) has not been satisfied or waived by Aspen by August 31, 2010.

5.2           Indemnity.

(a)           Survival; Indemnity.

(i)  The representations and warranties of the parties set forth in this Agreement, any Schedule or Exhibit attached hereto or any certificate delivered pursuant hereto shall survive the Closing and the Effective Date and any investigation made by or on behalf of any party hereto for a period of eighteen months.

(ii)  No party shall have any claim or right of recovery for any breach of a representation or warranty or covenant or agreement unless (x) written notice is given in good faith by that party to the other party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought, setting forth in reasonable detail the specific breach of the representation, warranty, covenant or agreement, the amount of the claim being made and the basis for that amount and (y) in the case of any representation, warranty, covenant or agreement for which the last date of the survival thereof is specified in the preceding sentence, such notice is given prior to such date.

(iii)  The indemnities given in this Section 5.2 shall survive the Closing, the Effective Date or any termination of this Agreement.

(b)           Indemnification by each of Dillco, Michael Herman and Rick Kasch.  Each of Dillco, Michael Herman, and Rick Kasch, jointly as to Dillco and severally as to Messrs. Herman (not more than 90% of Aspen Losses as may be recovered pursuant hereto) and Kasch (not more than 10% of any Aspen Losses as may be recovered pursuant hereto), agrees to indemnify Aspen and its officers, directors, stockholders, employees, Affiliates, attorneys, accountants and agents (the “Aspen Parties”), and hold them harmless from, any and all damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against the Aspen Parties) (“Aspen Losses”) incurred or suffered by the Aspen Parties to the extent arising out of any breach of any representation, warranty, covenant or agreement of Dillco, Michael Herman, and Rick Kasch set forth in this Agreement, any Schedule or Exhibit hereto or any certificate delivered in connection herewith; provided, however, that none of Dillco, Michael Herman, and Rick Kasch shall have any liability under this Section 5.2(b) for any breach of a representation or warranty, covenant or agreement of Dillco set forth in this Agreement, any Schedule or Exhibit hereto or any certificate delivered in connection herewith, unless the aggregate amount of all Aspen Losses incurred or suffered by the Aspen Parties arising out of breaches of such representations or warranties exceeds on a cumulative basis $100,000 and then only in the amount of such excess; and provided, further, that none of Dillco, Michael Herman, and Rick Kasch shall have any liability under this Section 5.2(b) for Aspen Losses in excess of an aggregate of $3,000,000 on a cumulative basis arising out of breaches of such representations and warranties.

(c)           Indemnification by Aspen.  Aspen agrees to indemnify Dillco, and their officers, directors, stockholders, employees, Affiliates, attorneys, accountants and agents and Michael Herman and Rick Kasch (the “Dillco Parties”), and hold them harmless from, any and all damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against the Dillco Parties) (the “Dillco Losses”) incurred or suffered by the Dillco Parties to the extent arising out of any breach of any representation, warranty, covenant or agreement of Aspen set forth in this Agreement, any Schedule or Exhibit hereto or any certificate delivered in connection herewith; provided, however, that Aspen shall not have any liability under this Section 5.2(c) for any breach of a representation, warranty, covenant or agreement of Aspen set forth in this Agreement, any Schedule or Exhibit hereto or any certificate delivered in connection herewith unless the aggregate amount of all Dillco Losses incurred or suffered by the Dillco Parties arising out of breaches of such representations or warranties exceeds on a cumulative basis $100,000 and then only in the amount of such excess, and provided, further, that Aspen shall have no liability under this Section 5.2(c) for Dillco Losses in excess of an aggregate of $3,000,000 on a cumulative basis for breaches of such representations and warranties.

(d)           Procedure for Claims Involving Litigation or Other Proceedings.   A party seeking indemnification under this Section 5.2 (an “indemnified party”) shall give prompt notice to the party from whom indemnification is sought (the “indemnifying party”) of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request, but no failure to give such notice shall relieve the indemnifying party of any liability hereunder.

(i)  All the parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(ii)  The indemnifying party shall not be liable under this Section 5.2 for any settlement effected without its consent, which consent shall not be unreasonably withheld, of any claim, action, suit or proceeding in respect of which indemnity may be sought under this Section 5.2.

(iii)  An indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Section 5.2 (whether or not the indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising out of such claim, action, suit or proceeding.

(iv)  No settlement which involves injunctive relief or affects the indemnified party shall be settled by the indemnifying party without the prior written consent of the indemnified party.

5.3           Reimbursement for Undisclosed Affiliate Indebtedness.   Notwithstanding any other provision of this Agreement to the contrary,  Dillco, Michael Herman, and Rick Kasch agree that they shall be jointly and severally liable to pay Aspen promptly on demand an amount in cash equal to the sum of (i) the full outstanding principal amounts at the Closing Date of any indebtedness to an Affiliate that is not disclosed in the Dillco Disclosure Letter as indebtedness to an Affiliate of Dillco, Michael Herman, or Rick Kasch, and (ii) the full amounts by which the actual outstanding principal amount at the Closing Date of any indebtedness to an Affiliate that is disclosed in the Dillco Disclosure Letter exceeds the outstanding principal amount for such indebtedness to an Affiliate that is disclosed on the Dillco Disclosure Letter.

5.4           Payment of Liability Claims by Michael Herman and Rick Kasch.  In the event that Michael Herman and/or Rick Kasch incur any indemnification liabilities to Aspen under this Article 5 (except to the extent that this liability results from undisclosed affiliate indebtedness as provided in Section 5.3 which is payable only in cash), Messrs. Herman and Kasch shall have the option to pay such liabilities by either of the following options (or a combination of the following options):

(a)           by payment in immediately available funds; or

(b)           by a return to Aspen of shares of Aspen Common Stock received by Messrs. Herman and/or Kasch as the Merger Consideration.  The number of returned shares necessary to pay for and reimburse any such indemnification liabilities shall be determined by dividing the amount of the indemnification liability by the greater of (i) the average of the closing sale prices of Aspen Common Stock for each of the five trading days immediately prior to Closing and (ii) the average of the closing sale prices of Aspen Common Stock for each of the ten trading days immediately following the date that the basis for the indemnification has been publicly announced (or, if not publicly announced, at the price as determined by clause (i)).

ARTICLE 6
GENERAL

6.1           Definitions.   For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

An “Affiliate” of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Agreement” has the meaning assigned to it in the Recital.

“Aspen” has the meaning assigned to it in the Recital.

“Aspen Documents” has the meaning assigned to it in Schedule “B,” paragraph (s)(ii).

“Closing” has the meaning assigned to it in Section 1.2.

“Closing Date” has the meaning assigned to it in Section 1.2.

“Certificate” has the meaning assigned to it in Section 2.1(c).

“Certificate of Merger” has the meaning assigned to it in Section 1.3.

“Confidentiality Agreement” has the meaning assigned to it in Section 6.6.

“Dillco” has the meaning assigned to it in the Recital.

“Dillco Documents” means the articles of incorporation or organization of Dillco and any subsidiaries of Dillco, bylaws, operating agreements, minutes, business plans, contracts, permits, financing documents, financial statements, appraisals, and other documents given to Aspen that defines the business of Dillco and its subsidiaries.

“Dillco Share” and “Dillco Shares” have the meaning assigned to them in Section 2.1(a).

“Effective Time” has the meaning assigned to it in Section 1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” has the meaning assigned to it in Schedules “A”(i) and “B”(i).

“Inventories” means all inventories of Dillco, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“KBCA” has the meaning assigned to it in Section 1.1.

“Law” means any federal, national, supranational, state, provincial, local or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Material Adverse Change” means facts, transactions, events or circumstances which, individually or in the aggregate, have had or could reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), properties, assets, prospects, liabilities, obligations, cash flow, income or business operations of the parties and its subsidiaries (taken as a whole).

“Merger” has the meaning assigned to it in Section 1.1.

“Merger Sub” has the meaning assigned to it in the Recital.

“Merger Consideration” has the meaning assigned to it in Section 2.1(b).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Surviving Corporation” has the meaning assigned to it in Section 1.1.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

6.2           Binding Agreement.   This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

6.3           Time.   Time is of the essence of this Agreement.

6.4           Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado.

6.5           Waiver of Jury Trial.   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

6.6           Confidentiality.   Aspen and Dillco acknowledge and confirm that they shall continue to be bound by the terms of the confidentiality agreement (the “Confidentiality Agreement”) dated December 7, 2009 entered into between Aspen and Enservco, LLC in respect of the Merger.  Neither Aspen nor Dillco nor any affiliate thereof shall make any public announcement concerning the Merger or related negotiations without the other party’s prior written approval, except as may be required by Law or rule of any stock exchange or quotation system.  If such an announcement is required by Law or rule of any stock exchange or quotation system, the party required to make the announcement shall inform the other party of the contents of the announcement proposed to be made and shall use its reasonable efforts to obtain the other party’s approval for the announcement, which approval may not be unreasonably withheld.

6.7           Interpretation; Construction.

(a)
The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the disclosure letter delivered with this Agreement.

(b)
The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.8           Notice.   All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.8):

If to Aspen or Merger Sub, to:	Aspen Exploration Corporation 2050 So. Oneida Street, Suite 208 Denver, CO 80224 Facsimile: 303-638-9863 Email: aecorp2@qwestoffice.net Attention: R.V. Bailey, President
with a copy (which will not constitute notice to Aspen or Merger Sub) to:	Burns Figa & Will, PC 6400 S. Fiddlers Green Circle, Suite 1000 Greenwood Village, CO 80111 Facsimile: 303-796-2777 Email: hklidstone@bfw-law.com Attention: Herrick K. Lidstone, Jr., Esq.
If to Dillco, to:	Dillco Fluid Service, Inc. P.O. Box 60460 Colorado Springs, CO 80906 Facsimile: 719-867-9912 Email: rkasch@heatwaveshotoil.com Attention: Rich Kasch
with a copy (which will not constitute notice to Dillco) to:	Holme, Roberts & Owen LLP 90 South Cascade Ave., Suite 1300 Colorado Springs, CO 80903 Facsimile: 719-633-1518 Email: erich.kennedy@hro.com Attention: Erich T. Kennedy, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

6.9           Entire Agreement.   This Agreement (including the Schedules to this Agreement), the disclosure letter to be delivered with this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the disclosure letter (other than an exception expressly set forth in such disclosure letter), the statements in the body of this Agreement will control.

6.10           Severability.   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be completed as originally contemplated to the greatest extent possible.

6.11           Assignment.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

6.12           Remedies.   Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

6.13           Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Colorado or any Colorado state court, in addition to any other remedy to which they are entitled at Law or in equity.

6.14           Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.15           Counterparts.   This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Dillco, Aspen and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DILLCO FLUID SERVICE, INC.

By:
Michael Herman, President

ASPEN EXPLORATION CORPORATION

By:
R.V. Bailey, President and Chairman of the Board

ASPEN NEWCO INC., a corporation to be formed
by Aspen Exploration Corporation

By:
R.V. Bailey, President and Chairman of the Board

IN WITNESS WHEREOF, Michael Herman and Rick Kasch have caused this Agreement to be executed as of the date first written in their individual capacities, solely for the for the purposes set forth in Sections 5.2(b), 5.2(d), 5.3 and 5.4.

MICHAEL HERMAN
(Solely for the purposes set forth in Sections 5.2(b), 5.2(d), 5.3 and 5.4)

_________________________________

RICK KASCH
(Solely for the purposes set forth in Sections 5.2(b), 5.2(d), 5.3 and 5.4)

_________________________________

SCHEDULE “A”

Representations and Warranties of Dillco

Subject to the Dillco Disclosure Letter, each of Dillco, Michael Herman and Rick Kasch represents and warrants to Aspen as follows:

(a)
Dillco is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas (Kansas ID 0379008) and is qualified to do business in Colorado and in each other state where the nature of its activities require such qualification.  The Dillco Shares are and have been “held of record” (within the meaning of Rule 12g5-1 under the Exchange Act) by fewer than five persons, each of which persons is an accredited investor and acquired and continues to hold the Dillco Shares for investment purposes and without a view toward further distribution.

(b)
The only subsidiaries of Dillco (both direct and indirect) are the following, and Dillco or through one or more subsidiaries indirectly owns 100% of the equity and voting rights with respect to each of the following subsidiaries:

(i)
Heat Waves Hot Oil Service, LLC (Colorado ID 20061076289), a limited liability company formed under Colorado law that is in good standing in Colorado and in each other state where the nature of its activities requires such qualification.

(ii)
Real GC, LLC (Colorado ID 20071286257), a limited liability company formed under Colorado law that is in good standing in Colorado and in each other state where the nature of its activities requires such qualification.

(iii)
Trinidad Housing, LLC (Colorado ID 20081473893), a limited liability company formed under Colorado law that is in good standing in Colorado and in each other state where the nature of its activities requires such qualification.

(iv)
Herman Energy Services, LLC (Nevada ID 20071461339), a limited liability company formed under Nevada law that is in good standing in Nevada and in each other state where the nature of its activities requires such qualification.  Heat Waves Hot Oil Service, LLC is the sole member of Herman Energy Services, LLC.

(v)
Each of Heat Waves Hot Oil Service, LLC, Real GC, LLC, Trinidad Housing, LLC, and Herman Energy Services, LLC (collectively the “Subsidiaries of Dillco”) is a single member limited liability company duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization.

(c)	As of the date hereof:

(i)	the authorized capital of Dillco consists of 1,000,000 shares of Dillco Common Stock, $1.00 par value per share, and no shares of preferred stock;

(ii)	as of June 1, 2010 and immediately prior to the Effective Time, 712,733 shares of Dillco Common Stock and no preferred shares in the capital of Dillco were issued and outstanding; and

(iii)	Dillco has no options, warrants or other convertible securities issued or outstanding.

(d)
At or before the Effective Time, the Dillco Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has or will have duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Dillco and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the stockholders of Dillco approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Dillco’s stockholders by consent or at a meeting.

(e)
Dillco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby; the execution and delivery of this Agreement by Dillco and the completion by Dillco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Dillco are necessary to authorize this Agreement or to complete the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of the then-outstanding Dillco Shares and the filing and recordation of appropriate merger documents as required by the KBCA).

(f)
This Agreement has been duly and validly executed and delivered by Dillco and, assuming the due authorization, execution and delivery by Aspen and Merger Sub, constitutes a legal, valid and binding obligation of Dillco, enforceable against Dillco in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(g)
The Dillco Board has (or prior to the Effective Time will have) approved this Agreement and the transactions contemplated hereby and such approvals are sufficient so that any restrictions on business combinations set forth in the KBCA shall not apply to the Merger or any of the Transactions.  To the knowledge of Dillco, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

(h)
 Neither the execution and delivery of this Agreement nor the completion of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Dillco is a party, or any Law, rules or regulations to which Dillco or any of its subsidiaries or properties is subject.

(i)
There are no undisclosed actions, suits or proceedings, pending or, to the knowledge of Dillco, threatened against Dillco or its subsidiaries at Law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign (“GovernmentalAuthority”), and Dillco is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success.

(j)
The books of account and other financial records of Dillco and its subsidiaries, all of which have been made available to Aspen, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless whether Dillco is subject to that section or not), including the maintenance of an adequate system of internal controls.  The minute books of Dillco, all of which have been made available to Aspen, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Dillco, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared or are not contained in such minute book.

(i)
The audited consolidated financial statements of Dillco for the year ended December 31, 2008 and December 31, 2009, and the quarterly periods thereafter have been prepared in accordance with generally accepted accounting principles, are and will be true, correct and complete in all material respects and present fairly the financial condition of Dillco as at the end of such periods.  Such financial statements do and will when prepared meet the requirements under Item 9.01(a) of Securities and Exchange Commission Form 8-K.

(ii)	Dillco does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its latest financial statements.

(iii)
All accounts receivable of Dillco that are reflected on Dillco’s most recent financial statements delivered to Aspen are (and at the Effective Time will be) valid obligations arising from sales actually made or services actually performed by Dillco or its subsidiaries in the ordinary course of business.  Except to the extent paid prior to the Effective Time, such accounts receivable are or will be as of the Effective Time current and collectible net of the respective reserves (if any) shown on the Dillco financial statements (which reserves are adequate and calculated consistent with past practice).  Subject to such reserves, each of such accounts receivable either has been collected, or Dillco will use its commercially reasonable efforts to collect in full, without any setoff, within 90 days after the date on which it first becomes due and payable.  Dillco has no knowledge of and no reason to believe that there is any contest, claim, defence, or right of setoff, under any contract with any account debtor of a material account receivable relating to the amount or validity of such account receivable.

(iv)
All items included in the Inventories consist in all material respects of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Dillco except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the financial statements most recently delivered to Aspen or on the accounting records of Dillco as of the Effective Time, as the case may be.  Dillco is not in possession of any inventory not owned by Dillco or its subsidiaries, including goods already sold.  All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis.  Inventories now on hand that were purchased after the date of the most recent financial statements delivered to Aspen were purchased in the ordinary course of business of Dillco at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Dillco.  Work-in-process Inventories are now valued, and will be valued at the Effective Time, according to GAAP.

(k)
There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Dillco, threatened against Dillco or any subsidiary of Dillco before any court, regulatory or administrative agency or tribunal.

(l)
The Dillco Disclosure Letter sets forth information regarding the fifteen largest customers by fees charged in calendar year 2009 of Dillco or any subsidiary, as well as customers who received from Dillco or any subsidiary the performance of services or delivery of goods or materials outside the ordinary course of business (if any).  Each of Dillco and its subsidiaries is not, and as at the Effective Time, will not be, in default or in breach of any material contract, agreement or like commitment, and there are no actions pending to terminate or renegotiate any such contract.

(m)
Dillco and its subsidiaries have good and marketable title to all of the material real and personal property or assets thereof to the extent described in the Dillco Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Dillco Documents, and no other property rights are necessary for the conduct of the business of Dillco and its subsidiaries as currently conducted or contemplated to be conducted, Dillco knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights, and except as disclosed in the Dillco Documents, neither Dillco nor any of its subsidiaries has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof.

(n)
Any and all of the agreements and other documents and instruments pursuant to which Dillco and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property) or conduct its or their business, directly or indirectly, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and none of Dillco or its subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged; such properties, assets are being held, and such business is being conducted under and pursuant to the applicable statutes and regulations of the jurisdictions in which they are situated; and there has been no material default under any lease, license or claim pursuant to which Dillco or its subsidiaries derive an interest in such property or assets or business operations.  The interests of, or rights of Dillco and its subsidiaries to earn an interest in, any property are not subject to any right of first refusal, purchase, acquisition, back-in or other similar rights which are not disclosed in the Dillco Documents.

(o)	Taxes.

(i)
Dillco has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable legal requirements. All Tax Returns and reports filed by Dillco are true, correct and complete. Dillco has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Dillco, except such Taxes, if any, as are listed in the Dillco Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the financial statements most recently provided to Aspen. Except as provided in the Dillco Disclosure Letter, Dillco currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where Dillco does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no encumbrances on any of Dillco’s assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Dillco has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such encumbrance.

(ii)
Dillco has delivered or made available to Aspen copies of, and the Dillco Disclosure Letter contains a complete and accurate list of, all Tax Returns filed since January 1, 2008. The federal and state income or franchise Tax Returns of Dillco have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through September 30, 2006.  The Dillco Disclosure Letter contains a complete and accurate list of all Tax Returns of Dillco that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Dillco, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in the Dillco Disclosure Letter.  Dillco has delivered, or made available to Aspen, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in the Dillco Disclosure Letter, Dillco has no Knowledge that any Governmental Authority is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Dillco either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Dillco has Knowledge. The Dillco Disclosure Letter contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in the Dillco Disclosure Letter, Dillco has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Dillco or for which Dillco may be liable.

(iii)
The charges, accruals and reserves with respect to Taxes on the records of Dillco are adequate (determined in accordance with GAAP) and are at least equal to Dillco’s liability for Taxes. There exists no proposed tax assessment or deficiency against Dillco except as disclosed in the financial statements most recently given to Aspen.

(iv)	Specific Potential Tax Liabilities and Tax Situations.

A.
All Taxes that Dillco is or was required by legal requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

B.
There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Dillco.

C.
Dillco (I) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (II) has no liability for Taxes of any person (other than Dillco and its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

D.	Dillco is not an S corporation as defined in Code Section 1361.

(v)
The Dillco Disclosure Letter lists all the states and localities with respect to which Dillco or any of its subsidiaries is required to file any corporate or partnership income or franchise tax returns and sets forth whether Dillco is treated as the equivalent of an S corporation by or with respect to each such state or locality.  Dillco has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(vi)	Dillco has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(p)
All of Dillco’s material personal property and equipment, and all of the material personal property and equipment of its subsidiaries, are in good, operable condition (normal wear and tear excepted), suitable for the purposes for which such personal property or equipment is used, and when viewed in the aggregate is and are suitable for the conduct of the business of Dillco and its subsidiaries as described in the Dillco Documents and in the manner currently being operated by Dillco and its subsidiaries.  The Dillco Disclosure Letter sets forth a list of Dillco’s material personal property and equipment and the material personal property and equipment of its subsidiaries.

(q)
All business activities of Dillco and its subsidiaries have been conducted in all material respects in accordance and compliance with good and workmanlike practices and all applicable material workers’ compensation and health and safety and workplace Laws, regulations and policies have been complied with in all material respects.

(r)
Each of Dillco and its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar Laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried; and there are no claims, notices, civil, criminal or administrative proceedings or inquiries pending or threatened against Dillco and its subsidiaries, or to Dillco’s knowledge any basis for any such claims, alleging that it is in violation of or otherwise subject to liability under all such applicable of all such environmental protection legislation, regulations or by-laws or other similar Laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction.

(s)
Dillco and its subsidiaries have not sponsored and are not responsible for any benefit plans, benefit obligations, multi-employer plans, or other benefit obligations (including fringe benefits as defined in § 132 of the Internal Revenue Code) as those terms are used in the Employee Retirement Income Security Act (“ERISA”; 29 U.S.C. § 1301, collectively, “Company Plans”) except as specifically set forth in the Dillco Disclosure Letter.  Neither Dillco nor any subsidiary is an ERISA Affiliate of any other person so that Dillco or such subsidiary would be treated as a single employer under § 414 of the Internal Revenue Code.

(t)	Dillco has delivered to Aspen, or will deliver to Aspen within ten days of the date of this Agreement:

(i)
all documents that set forth the terms of each Company Plan, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Dillco or any subsidiary is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans for which a plan description or summary plan description is not required;

(ii)	all personnel, payroll, and employment manuals and policies;

(iii)
all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare  benefits) by Dillco or any subsidiary, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv)	all insurance policies purchased by or to provide benefits under any Company Plan;

(v)	all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan;

(vi)
all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan;

(vii)	all notifications to employees of their rights under ERISA § 601 et seq. and IRC § 4980B;

(viii)	the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(u)	Except as set forth in the Dillco Disclosure Letter:

(i)
Dillco and each subsidiary have performed all of its respective obligations under all Company Plans.  Dillco and each subsidiary have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans that have accrued but are not due.

(ii)
No statement, either written or oral, has been made by Dillco or any subsidiary to any Person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to Dillco, any subsidiary, or to Aspen.

(iii)
Dillco and each subsidiary are, with respect to all Company Plans, and each Company Plan is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section, and with any applicable collective bargaining agreement.

(iv)	No transaction prohibited by ERISA § 406 and no "prohibited transaction" under IRC § 4975(c) have occurred with respect to any Company Plan.

(v)	Neither Dillco nor any subsidiary has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(vi)	Neither Dillco nor any subsidiary has any liability to the Pension Benefit Guarantee Corporation with respect to any Plan or has any liability under ERISA § 502 or § 4071.

(vii)	All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(viii)	Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(ix)	Since January 1, 2009, there has been no establishment or amendment of any Company Plan.

(x)
No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured.

(xi)	Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, is pending or, to Dillco’s Knowledge, is threatened.

(xii)	No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC § 401(a).

(xiii)
No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xiv)	Dillco has no Knowledge of any facts or circumstances that may give rise to any liability of Dillco or any subsidiary, or Aspen to the Pension Benefit Guaranty Corporation under Title IV of ERISA.

(v)
The Dillco Disclosure Letter contains a complete and accurate list of the following information for each key employee, director, independent contractor, consultant, and agent of Dillco and each of its subsidiaries, including each key employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2009; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any plan for the benefit of directors, contractors, or persons other than employees.  The key employees are Michael Herman, Rick Kasch, and Austin Peitz.

(i)
No employee or director of Dillco or any subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Dillco or any subsidiary, or (ii) the ability of Dillco or any subsidiary to conduct its business. To Dillco’s Knowledge, no director, officer, or other key employee of Dillco or any subsidiary intends to terminate his employment with such entity.

(ii)
The Dillco Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of Dillco or any subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

(w)
Since December 31, 2009 (the date of Dillco’s most recently audited financial statements), there has not been any Material Adverse Change in the business, operations, prospects, assets, results of operations, or condition (financial or otherwise) of Dillco, and no event has occurred or circumstances exists that may result in such a Material Adverse Change, in all cases except as contemplated by this Agreement.

(x)	No regulatory authority having jurisdiction has issued any order preventing or suspending trading of any currently outstanding securities of Dillco.

(y)
Neither Dillco, any subsidiary, or any affiliate of Dillco or their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the completion of the transactions contemplated hereby.

SCHEDULE “B”

Representations and Warranties of Aspen

Aspen represents and warrants to Dillco as follows subject to the disclosure schedule delivered to Dillco herewith:

(a)	Aspen is a corporation duly organized and validly existing under the laws of the State of Delaware, and:

(i)	it is not in material default of its continuous disclosure obligations under any applicable securities laws;

(ii)	it is in good standing and is qualified to do business in Colorado and in each other state where the nature of its activities require such qualification; and

(iii)	its common stock is registered under Section 12(g) of the Exchange Act;

(b)	Aspen only has one subsidiary and intends to form a second subsidiary, as described below:

(i)
Aspen Gold Mining Company, a Colorado corporation, which is in good standing in the state of Colorado but which is not carrying on business in any other jurisdiction, and Aspen owns 100% of the capital stock of Aspen Gold Mining Company;

(ii)
Merger Sub, to be formed as a Kansas corporation which when formed will in good standing in the state of Kansas but which will not carry on business in any jurisdiction except as described herein, and Aspen will be the owner of 100% of the capital stock of Merger Sub.

(c)	As of the date hereof:

(i)
The authorized capital of Aspen consists of 50,000,000 shares of common stock and no shares of preferred stock.  As of June 18, 2010, 7,259,622 shares of common stock in the capital of Aspen were issued and outstanding;

(ii)	Aspen has options, warrants or other convertible securities issued or outstanding as set out in the Aspen Disclosure Letter; and

(iii)	The authorized capital of Merger Sub will (upon formation) consist of 1,000 shares of common stock. Upon its formation Merger Sub will have 100 shares of common stock issued and outstanding; and

(iv)	Merger Sub (upon its formation) will have no options, warrants or other convertible securities issued or outstanding.

(d)	The Aspen Common Stock issuable pursuant to the Merger will, upon issuance, be validly issued and outstanding, fully paid and non-assessable common shares of Aspen.

(e)
The Aspen Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the Share Issuance are fair to and in the best interests of Aspen and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance, and (iii) (if the board determines to seek stockholder vote) recommended that the stockholders of Aspen approve the Share Issuance and directed that the Share Issuance be submitted for consideration by Aspen’s stockholders.

(f)
Aspen has, and Merger Sub upon formation and organization will have, all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby; the execution and delivery of this Agreement by Aspen and the completion by Aspen and Merger Sub of the transactions contemplated hereby have been or (with respect to Merger Sub, upon formation and organization will be) duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Aspen or Merger Sub are or will be necessary to authorize this Agreement or to complete the transactions contemplated hereby (other than the incorporation and organization of Merger Sub and, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the KBCA); this Agreement has been duly and validly executed and delivered by Aspen and, assuming due authorization, execution and delivery by Dillco, constitutes a legal, valid and binding obligation of each of Aspen and (upon incorporation, organization, and acceptance by Merger Sub) Merger Sub, enforceable against each of Aspen and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

(g)
Neither the execution and delivery of this Agreement nor the completion of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Aspen or any of its subsidiaries is a party, or any Law, rules or regulations to which Aspen or any of its subsidiaries or properties is subject.

(h)
All consents, approvals, permits, authorizations or filings as may be required for the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been or will, prior to closing, be made or obtained, as applicable.

(i)
Each of Aspen and its subsidiaries has conducted and is conducting its business in material compliance with all applicable laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits except to the extent that Aspen is not engaged in business operations by June 30, 2010, Aspen may become subject to regulation under the Investment Company Act of 1940.

(j)
Aspen and its subsidiaries have not sponsored and are not responsible for any benefit plans, benefit obligations, multi-employer plans, or other benefit obligations (including fringe benefits as defined in § 132 of the Internal Revenue Code) as those terms are used in the Employee Retirement Income Security Act (“ERISA”; 29 U.S.C. § 1301, collectively, “Company Plans”) except as specifically set forth in the Aspen Disclosure Letter.  Neither Aspen nor any subsidiary is an ERISA Affiliate of any other person so that Aspen or such subsidiary would be treated as a single employer under § 414 of the Internal Revenue Code.

(k)	Aspen has delivered to Dillco:

(i)
all documents that set forth the terms of each Company Plan, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Aspen or any subsidiary is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans for which a plan description or summary plan description is not required;

(ii)	all personnel, payroll, and employment manuals and policies;

(iii)
all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare  benefits) by Aspen or any subsidiary, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv)	all insurance policies purchased by or to provide benefits under any Company Plan;

(v)	all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan;

(vi)
all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan;

(vii)	all notifications to employees of their rights under ERISA § 601 et seq. and IRC § 4980B;

(viii)	the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(l)	Except as set forth in the Aspen Disclosure Letter:

(i)
Aspen and each subsidiary have performed all of its respective obligations under all Company Plans. Aspen and each subsidiary have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans that have accrued but are not due.

(ii)
No statement, either written or oral, has been made by Aspen or any subsidiary to any Person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to Aspen, any subsidiary, or to Dillco.

(iii)
Aspen and each subsidiary are, with respect to all Company Plans, and each Company Plan is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section, and with any applicable collective bargaining agreement.

(iv)	No transaction prohibited by ERISA § 406 and no "prohibited transaction" under IRC § 4975(c) have occurred with respect to any Company Plan.

(v)	Neither Aspen nor any subsidiary has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(vi)	Neither Aspen nor any subsidiary has any liability to the Pension Benefit Guarantee Corporation with respect to any Plan or has any liability under ERISA § 502 or § 4071.

(vii)	All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(viii)	Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(ix)	Since January 1, 2009, there has been no establishment or amendment of any Company Plan.

(x)
No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured.

(xi)	Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, is pending or, to Aspen’s Knowledge, is threatened.

(xii)	No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC § 401(a).

(xiii)
No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xiv)	Aspen has no Knowledge of any facts or circumstances that may give rise to any liability of Aspen or any subsidiary, or Dillco to the Pension Benefit Guaranty Corporation under Title IV of ERISA.

(m)
There are no undisclosed actions, suits or proceedings, pending or, to the knowledge of Aspen, threatened against Aspen or its Subsidiaries, at Law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign (“GovernmentalAuthority”), and Aspen is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success.

(n)
The books of account and other financial records of Aspen and its subsidiaries, all of which have been made available to Dillco, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless whether Aspen is subject to that section or not), including the maintenance of an adequate system of internal controls.  The minute books of Aspen, all of which have been made available to Dillco, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Aspen, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared or are not contained in such minute book.

(o)
The audited consolidated financial statements of Aspen for the year ended June 30, 2009 and the interim periods thereafter have been prepared in accordance with generally accepted accounting principles (except as required to comply with SEC reporting obligations), are true, correct and complete in all material respects and present fairly the financial condition of Aspen as at the end of such periods.

(p)
Aspen is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of Aspen, no investigation or other proceedings involving Aspen which may operate to prevent or restrict trading of any securities of Aspen are currently in progress or pending before any applicable stock exchange or securities regulatory authority.

(q)	Aspen does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its latest publicly-disclosed financial statements.

(r)	Taxes.

(i)
Aspen has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable legal requirements. All Tax Returns and reports filed by Aspen are true, correct and complete. Aspen has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Aspen, except such Taxes, if any, as are listed in the Aspen Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the financial statements most recently provided to Dillco. Except as provided in the Aspen Disclosure Letter, Aspen currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where Aspen does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no encumbrances on any of Aspen’s assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Aspen has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such encumbrance.

(ii)
Aspen has delivered or made available to Dillco copies of, and the Aspen Disclosure Letter contains a complete and accurate list of, all Tax Returns filed since January 1, 2009. The federal and state income or franchise Tax Returns of Aspen have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 2006.  The Aspen Disclosure Letter contains a complete and accurate list of all Tax Returns of Aspen that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Aspen, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in the Aspen Disclosure Letter.  Aspen has delivered, or made available to Aspen, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in the Aspen Disclosure Letter, Aspen has no Knowledge that any Governmental Authority is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Aspen either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Aspen has Knowledge. The Aspen Disclosure Letter contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in the Aspen Disclosure Letter, Aspen has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Aspen or for which Aspen may be liable.

(iii)
The charges, accruals and reserves with respect to Taxes on the records of Aspen are adequate (determined in accordance with GAAP) and are at least equal to Aspen’s liability for Taxes. There exists no proposed tax assessment or deficiency against Aspen except as disclosed in the financial statements most recently given to Dillco.

(iv)	Specific Potential Tax Liabilities and Tax Situations.

A.
All Taxes that Aspen is or was required by legal requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

B.
There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Aspen.

C.
Aspen (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Aspen and its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

D.	Aspen is not an S corporation as defined in Code Section 1361.

(v)
The Aspen Disclosure Letter lists all the states and localities with respect to which Aspen or any of its subsidiaries is required to file any corporate or partnership income or franchise tax returns and sets forth whether Aspen is treated as the equivalent of an S corporation by or with respect to each such state or locality.  Aspen has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(vi)	Aspen has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(s)
There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Aspen, threatened against Aspen or any subsidiary of Aspen before any court, regulatory or administrative agency or tribunal.

(i)	No security issued by Aspen is listed on any stock exchange registered under the Exchange Act. Aspen’s common stock is being quoted on the OTC Bulletin Board.

(ii)
Aspen has filed with the securities regulatory authorities and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any schedules included therein, are referred to in this subsection as the “Aspen Documents”).

(iii)
The Aspen Documents, at the time filed or, if amended, as of the date of such amendment: (A) did not contain any misrepresentation (as defined or interpreted by securities regulatory authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, not misleading; and (B) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all securities regulatory authorities having jurisdiction over Aspen, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on Aspen.  Aspen has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(t)
The Aspen Disclosure Letter sets forth information regarding each contract to which Aspen or any subsidiary is a party which involves performance of services or delivery of goods or materials by Aspen or any subsidiary (on a consolidated basis) of an amount or value in excess of $25,000 or which was not entered into in the ordinary course of business.  Each of Aspen and its subsidiaries is not, and as at the Effective Time, will not be, in default or in breach of any material contract, agreement or like commitment, and there are no actions pending to terminate or renegotiate any such contract.

(u)
Aspen and its subsidiaries have good and marketable title to all of the material personal property and equipment thereof to the extent described in the Aspen Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Aspen Documents, and no other property rights are necessary for the conduct of the business of Aspen and its subsidiaries as currently conducted or contemplated to be conducted, Aspen knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights, and except as disclosed in the Aspen Documents, neither Aspen nor any of its subsidiaries has any responsibility or obligation to pay any commission, royalty, license fee or similar payment to any person with respect to the property rights thereof.

(v)	Aspen and its subsidiaries hold title to no real property and only a nominal amount of equipment and other personal property, none of which is material to Aspen.

(w)
All business activities of Aspen and its subsidiaries have been conducted in all material respects in accordance and compliance with good and workmanlike practices and all applicable material workers’ compensation and health and safety and workplace Laws, regulations and policies have been complied with in all material respects.

(x)
Each of Aspen and its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried; and there are no claims, notices, civil, criminal or administrative proceedings or inquiries pending or threatened against Aspen and its subsidiaries, or to Aspen’s knowledge any basis for any such claims, alleging that it is in violation of or otherwise subject to liability under all such applicable of all such environmental protection legislation, regulations or by-laws or other similar Laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction.

(y)	No regulatory authority having jurisdiction has issued any order preventing or suspending trading of any currently outstanding securities of Aspen.

(z)
The Aspen Disclosure Letter contains a complete and accurate list of the following information for each key employee, director, independent contractor, consultant, and agent of Aspen and each of its subsidiaries, including each key employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2009; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any plan for the benefit of directors, contractors, or persons other than employees.

(i)
No employee or director of Aspen or any subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Aspen or any subsidiary, or (ii) the ability of Aspen or any subsidiary to conduct its business. To Aspen’s Knowledge, no director, officer, or other key employee of Aspen or any subsidiary intends to terminate his employment with such entity.

(ii)
The Aspen Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of Aspen or any subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

(aa)
Since June 30, 2009 (the date of Aspen’s most recently audited financial statements), there has not been any Material Adverse Change in the business, operations, prospects, assets, results of operations, or condition (financial or otherwise) of Aspen, and no event has occurred or circumstances exists that may result in such a Material Adverse Change, in all cases except as publicly disclosed in the Aspen Documents or as contemplated by this Agreement.

(bb)
Neither Aspen, any subsidiary, or any affiliate of Aspen or their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the completion of the transactions contemplated hereby.

(cc)
Merger Sub has not conducted any business prior to the date hereof and has, and at the Effective Time will have, no assets liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger.

(dd)	Aspen has, as of March 31, 2010, current assets less current liabilities (or net working capital as those terms are used in generally accepted accounting principles) of not less than $3.0 million.

SCHEDULE “C”

Mutual Conditions

The obligations of Dillco and Aspen to complete the Merger will be subject to the following conditions precedent:

(a)	This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Dillco in accordance with the KBCA and Dillco’s Articles of Incorporation;

(b)
The Share Issuance shall have been approved by the requisite affirmative vote of the Aspen Board of Directors in accordance with the laws of the State of Delaware and Aspen’s Certificate of Incorporation and by the sole shareholder and the directors of Merger Sub;

(c)	The receipt of all required consents and approvals to the Merger;

(d)
There shall have been an exemption from the registration requirements of Section 5 of the Securities Act and applicable state law established to the reasonable satisfaction of Aspen for the completion of the Share Issuance;

(e)
A Form 8-K shall have been prepared in a manner acceptable to Aspen and to Dillco in compliance with applicable Securities and Exchange Commission regulations so that is can be filed promptly after the Effective Time;

(f)
Aspen shall have established, or shall reasonably believe that following the Effective Time there will be established, internal control over financial reporting such that Aspen’s auditors, when auditing Aspen’s financial statements in the future, can be expected to issue an attestation report on internal control over financial reporting required by Item 2.02(f) of Securities and Exchange Commission Regulation S-X identifying no material weaknesses;

(g)
Aspen and Dillco shall have agreed upon a plan by which Aspen, following the effective time, will seek and obtain independent directors and establish audit committee, compensation committee, and nominating committee (which may be combined with the compensation committee) as described in Item 407 of Securities and Exchange Commission Regulation S-K (with the understanding that such plan may not be implemented for up to twelve months following the Effective Time); and

(h)
No provision of any applicable Law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the completion of the Merger, except where the violation of such Law, judgment, injunction, order or decree that would occur if the Merger were completed would not have a material adverse effect on Dillco or a material adverse effect on Aspen.

Aspen’s obligation to complete the Merger will be subject to the following additional conditions precedent:

(a)
Subject to any disclosures properly made in the Dillco Disclosure Letter, the representations and warranties of Dillco in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at the time of closing of the Merger,

(b)	Dillco shall have complied and duly performed in all material respects with its covenants in this Agreement;

(c)
Dillco shall have renegotiated its existing loan commitments and lender relationships with its principal bank, Compass Bank, or obtained new financing, in a manner reasonably acceptable to Aspen and that does not require Dillco to make any payment to said bank from cash held by Aspen at the Effective Time without Aspen’s consent to such payment;

(d)
The board of directors of Dillco shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Dillco and its subsidiaries to permit the completion of the Merger;

(e)
The board of directors of Aspen shall have received advice or a fairness opinion from an investment banker or financial advisor on which the board of directors of Aspen can base its decision to proceed with the Merger;

(f)
Each person receiving Aspen Common Stock in the Share Issuance at the Effective Time shall be an accredited investor and shall execute and deliver to Aspen a subscription agreement in the form of Schedule E and provide other information to Aspen that Aspen determines to be reasonably necessary to establish an exemption from such registration requirements; and

(g)
There shall have been no Material Adverse Change in the business and affairs of Dillco, or any event, occurrence or development which would materially and adversely affect the ability of Dillco to complete the Merger.

Dillco’s obligation to complete the Merger will be subject to the following additional conditions precedent:

(h)
Subject to any disclosures properly made in the Aspen Disclosure Letter, the representation and warranties of Aspen in this Agreement shall be true and correct in all material aspects as of the date of this Agreement and at the time of closing of the Merger;

(i)	Aspen shall have complied and duly performed in all material respects with its covenants in this Agreement;

(j)
The board of directors of Aspen shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Aspen and its subsidiaries to permit the completion of the Merger;

(k)
There shall have been no Material Adverse Change in the business and affairs of Aspen, or any event, occurrence, or development which could materially and adversely affect the ability of Aspen to complete the Merger.

SCHEDULE “D”

Except as disclosed in any Disclosure Letter attached hereto, each of Dillco and Aspen agrees that from the date hereof until completion of the Merger or termination of this Agreement it will, and will cause each of its subsidiaries to:

(a)	Operate its business in the ordinary course, provided that Dillco may pursue any refinancing activities not in the ordinary course;

(b)	Comply in all material respects with all requirements which applicable Law may impose on it or its subsidiaries with respect to the Merger;

(c)
Promptly advise the other party (i) of any event that would render any representation or warranty given by it (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the date of the closing of the Merger, untrue or inaccurate in any material respect, (ii) of any Material Adverse Change in respect of its business, affairs, operations and financial condition, and (iii) of any material breach by it of any covenant or agreement contained herein and in the Definitive Agreement;

(d)	Subject to Section 3.6, use its reasonable best efforts to obtain the approval of its board of directors and/or stockholders to the Merger Agreement and Share Issuance, as applicable;

(e)
Use best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable governmental or regulatory bodies required to be obtained by it or its subsidiaries to complete the transactions contemplated hereby;

(f)
Cause the current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(g)	Incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice and with the prior written consent of the other party;

(h)
Not alter its authorized capital, or issue (other than on exercise of presently outstanding convertible securities) or reach any agreement or understanding with any other party to issue any securities of it or its subsidiaries without the prior written consent of the other party;

(i)	Not amend its constating documents or amend the constating documents of any subsidiary (except to the extent required to complete the Merger);

(j)
 Not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(k)
Not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

(l)	Not incur or become liable upon any indebtedness or becoming liable in respect of the obligation of any other person;

(m)	Not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

(n)
Not (i) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in its financial statements, (ii) grant any waiver, exercise any option or relinquish any contractual rights, or (iii) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(o)	Not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to stockholders;

(p)
Not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

(q)
Not make any changes to existing accounting or material business practices except as required by applicable Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

(r)	Cooperate and assist the other party in such other ways to the extent practicable to implement the Merger on the terms set forth herein.

SCHEDULE “E”

Aspen Exploration Corporation

SUBSCRIPTION AGREEMENT

THE SHARES BEING OFFERED BY ASPEN EXPLORATION CORPORATION HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE BLUE SKY OR SECURITIES LAWS AND ARE OFFERED UNDER AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH LAWS.

THESE SHARES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER CONTAINED IN THIS SUBSCRIPTION AGREEMENT AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

This Subscription Agreement constitutes an offering of securities by Aspen Exploration Corporation (“Aspen” or “we”) to you pursuant to Sections 4(2) and 4(6) of the Act and Rule 506 of Regulation D thereunder.  This Subscription Agreement is offered and entered into for the purpose of you acquiring shares of Aspen’s common stock (“Shares”) pursuant to the completion of a merger described in a merger agreement between Aspen, Dillco Fluid Services, Inc, Aspen Newco, Inc., and you (the “Merger Agreement”).

Caveat: Certain statements contained herein and included in the other documents which have been given to you using the terms "may", "expects to", and other terms denoting future possibilities, are forward-looking statements.  The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Aspen’s ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks include, but are not limited to, the possibility that the described operations or other activities will not be completed on economic terms, if at all.  The operations contemplated by Aspen following the completion of the transactions described in the Merger Agreement are attendant with high risk.  There can be no assurance that Aspen will succeed in operating the contemplated business, and it is important that each person considering and investment pursuant to this subscription agreement understands the significant risks, which accompany the proposed conduct of Aspen’s future operations.

You agree that this investment is being made entirely on the terms and conditions stated herein and in the Merger Agreement.

A.
You understand that the acquisition of the Shares constitutes a high degree of risk and Aspen may not be able to accomplish its goals following the transaction set forth in the Merger Agreement.  Consequently, there can be no assurance that you will receive any portion of your investment returned at any time and a significant possibility exists that you may lose your entire investment.

B.	You have the right to inquire for further information regarding the foregoing or any other information about Aspen that you deem to be relevant to your decision to acquire the Shares.
C.
You represent that the Shares are being acquired by you for your own account and not on behalf of any other person or entity.  The Shares are being acquired for investment purposes and not for resale or distribution.

D.
You represent and warrant that you have received and reviewed such information about Aspen, the Merger Agreement, and other information that you have determined to be necessary or appropriate in connection with your acquisition of the Shares.

E.	You are not aware of the payment of any commission or other remuneration to any person in connection with your acquisition of the Shares.
F.
We have given you the opportunity to ask questions of and to receive answers from persons acting on our behalf concerning the terms and conditions of this transaction and the opportunity to obtain any additional information regarding Aspen.  In addition, you have conducted such other financial or other inquiry as you deem necessary or appropriate in the conduct of your due diligence investigation and has not relied on due diligence of any other party in connection herewith including (without limitation) a review of the Merger Agreement and the disclosure statements incorporated therein, as well as the documents that Aspen has filed under the Securities Exchange Act of 1934.

G.	Your present financial condition is such that it is unlikely that it would be necessary for you to dispose of the Units in the foreseeable future.
H.	You understand and agree that:
1.	the Shares have not been registered under the Act or any state or foreign securities laws;
2.	the Shares cannot be sold unless they are registered under the Act and any applicable state securities laws or unless an exemption from such registration requirements is available;
3.	you must bear the economic risks of the investment in the Shares for an indefinite period of time because they have not been registered under the Act or any state securities laws;
4.
Aspen is the only person which may register the Shares under the Act and state securities statutes and Aspen has not made any representations to you regarding the registration of the Shares or compliance with and exemption under the Act;

5.
you will not sell or attempt to sell the Shares without registration under the Act and any applicable state securities laws, unless exemptions from such registration requirements are available and you have satisfied Aspen that an exemption is available for such sale;

6.	you understand that, to the extent Rule 144 may be available to permit the resale of shares under the Act, you may be further limited by Rule 144(i); and
7.	Aspen shall have the right to bar the transfer of any of the certificates representing the Shares except in accordance with the Act.
I.
You have reviewed the terms of this Subscription Agreement and all of the documents attached hereto, delivered in connection herewith or otherwise referenced herein with your legal, investment, tax, and financial advisors to the extent you deem such consultation appropriate, and you have also consulted with such advisors with regard to the advisability of this investment to the extent you deem such consultation to be appropriate.  You acknowledge that we have advised you that we recommend that you obtain such advice and consultation.  You further acknowledge that you have neither sought nor received any advice from Aspen or any of our agents or affiliates with respect to any aspect of this Subscription Agreement or the Investment under the Merger Agreement.

J.
This Subscription Agreement may be amended or modified only in writing signed by the parties hereto.  No evidence shall be admissible in any court concerning any alleged oral amendment hereof.  This Subscription Agreement fully integrates all prior agreements and understandings between the parties concerning our subject matter.

K.	This Subscription Agreement binds and inures to the benefit of the representatives, successors and permitted assigns of the respective parties hereto.
L.	Each party hereto agrees for itself, its successors and permitted assigns to execute any and all instruments necessary for the fulfillment of the terms of this Subscription Agreement.
M.	You acknowledge that you have reviewed the definition of the term "accredited investor" as contained in SEC Rule 501(a) represent and warrant to ABC that you are an "accredited investor."
N.	This Agreement is made under, shall be construed in accordance with and shall be governed by the laws of the State of Colorado.

Date: _____________ ___, 2010
_____________________________

Name:________________________

Address: ___________________

____________________________

____________________________	Tax ID #:_______________________